Monday, October 22, 2007

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR THIRD QUARTER 2007

CANFIELD, Ohio (October 22, 2007) – Farmers National Banc Corp. (OTC BB: FMNB), today reported net income for the three months ended September 30, 2007 of $1.633 million, compared with $1.520 million in the preceding quarter and $1.751 million in the prior-year quarter. Diluted earnings per share were $0.13 for the current quarter compared with $0.12 for the preceding quarter and $0.13 for the third quarter in 2006.

For the nine months ended September 30, 2007, Farmers National Banc Corp. recorded net income of $4.962 million, or $0.38 per diluted share, compared to $5.601 million, or $0.43 per diluted share for the first nine months of 2006. Annualized returns on average assets and average equity equate to 0.83% and 8.88% respectively, compared to 0.91% and 10.00% at this same time in 2006.

The company’s total assets ended the third quarter of 2007 at $805.607 million, compared to $816.691 million in total assets recorded at September 30, 2006, and $821.584 million in assets as of the end of 2006. Net loans, which represent 63% of total assets, were $508.761 million at September 30, 2007, increased $3.009 million over the past twelve months.

Commenting on these results, Frank L. Paden, President & CEO stated, “Our third quarter earnings performance is the result of our continued progress to increase net interest income and improve our margins. The quarter ending September 30, 2007 marks the second consecutive quarter-over-quarter that we have been able to accomplish increases in net interest income, our primary source of revenue. In addition, through a combination of monitoring funding costs and re-pricing earning assets, we were able to increase our net interest margin by two basis points since the end of 2006. During this past quarter, volatility in the credit markets and actions of the Federal Reserve Board caused change in the slope of the yield curve, which increased the spread between long-term and short-term market interest rates. Despite this rate adjustment, the interest rate environment and local economic conditions continue to present challenges for us with ongoing competition for loans and deposits. In the meantime, our efficiency remains good and we continue to make progress on our new customer relationship model along with our growth and retention initiatives.”

Net Interest Income -— Net interest income was $5.995 million for the third quarter of 2007, which compares to $5.974 million in the preceding quarter and $5.916 million in the third quarter of 2006. For the nine months ended September 30, 2007, the net interest income was $17.686 million compared to $18.109 million for the same nine-month period in 2006. The annualized net interest income to average earning assets on a fully taxable equivalent basis was 3.33% for the nine months ended September 30, 2007, compared to 3.31% at the end of 2006. During the past nine months, yields on earning assets increased 27 basis points, and the cost of interest bearing liabilities increased 30 basis points.

Non-Interest Income -— Non-interest income was $1.155 million in the third quarter of 2007, compared to $1.140 million in the preceding quarter and $1.336 million in the third quarter in 2006. The 2006 results included $122 thousand from gains on the sale of securities, while the 2007 results included only $7 thousand of these gains. For the nine-month period ended September 30, 2007, non-interest income, including gains on the sale of securities was $3.892 million, compared to $3.960 million reported for the same nine months in 2006. During 2007, gain on sale of securities was $561 thousand compared to $517 thousand during the same time period in 2006.

Operating Expenses -— Non-interest expenses totaled $5.015 million for the third quarter of 2007, which compares to $5.171 million in the preceding quarter and $5.017 million for the third quarter of 2006. For the nine months ended, operating expenses were $15.304 million in 2007 compared to $14.669 million in 2006, an increase of 4.33%. The company’s tax equivalent efficiency ratio for the first nine months of 2007 was 68.44%, as compared to 64.34% in the prior year’s same nine-month period.

Asset Quality -— As of September 30, 2007, non-performing loans were $2.890 million or .56% of total loans, compared to $1.853 million or .36% of total loans at this same time in 2006. This increase is primarily the result of one commercial loan relationship that was identified earlier in 2007. On September 30, 2007, the ratio of the allowance for loan losses (ALLL) to non-performing loans was 193%, compared to 315% in September 2006. The provision for loan losses was $70 thousand for the third quarter of 2007 compared to $55 thousand in the preceding quarter and $30 thousand in the same quarter in 2006. The provision expense for the nine-month period ending September 30, 2007 was $185 thousand compared to $200 thousand for this same time period in 2006. The annualized net charge off/average loan ratio for the period ending September 30, 2007 was .05%, unchanged from         .05% for the same time last year.

Consistent with generally accepted accounting principles and regulatory guidelines, the company uses a systematic methodology to estimate its allowance for loan losses. The methodology takes into consideration not only charge-offs but also the quality of the company’s loans and the types and amounts of loans comprising the loan portfolio, while considering adjustments and estimates based on various environmental factors. As of September 30, 2007, the ALLL/total loan ratio was 1.09% compared to 1.14% at the end of the third quarter of 2006.

Farmers National Banc Corp., is the bank holding company for the Farmers National Bank of Canfield. Farmers operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are asset quality, interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Farmers National Banc Corp. and Subsidiary
Consolidated Financial Highlights
(Amounts in thousands, except per share data)
Consolidated Statements of Income	For the Three Months Ended		For the Nine Months Ended
	Sept 30, 2007	Sept 30, 2006	Sept 30, 2007	Sept 30, 2006
Total interest and dividend income	$11,543	$11,171	$33,946	$32,833
Total interest expense	5,548	5,255	16,260	14,724

Net interest income	5,995	5,916	17,686	18,109
Provision for loan losses	70	30	185	200
Other income	1,155	1,336	3,892	3,960
Other expense	5,015	5,017	15,304	14,669

Income before income taxes	2,065	2,205	6,089	7,200
Income taxes	432	454	1,127	1,599

Net income	$1,633	$1,751	$4,962	$5,601

Basic and diluted earnings per share	$0.13	$0.13	$0.38	$0.43
Cash dividends	2,070	2,085	6,239	6,230
Cash dividends per share	0.16	0.16	0.48	0.48
Book value per share	5.71	5.85	5.71	5.85
Consolidated Statements of Financial Condition		Sept 30, 2007	Sept 30, 2006
Assets
Cash and cash equivalents		$34,682	$34,913
Securities available for sale		232,958	243,164
Loans		514,352	511,597
Less allowance for loan losses		5,591	5,845

Net Loans		508,761	505,752

Other assets		29,206	32,862

Total Assets		$805,607	$816,691

Liabilities and Stockholders’ Equity
Deposits		$586,857	$604,491
Other interest-bearing liabilities		140,354	128,227
Other liabilities		4,360	7,400

Total liabilities		731,571	740,118
Stockholders’ Equity:		74,036	76,573

Total Liabilities and Stockholders’ Equity		$805,607	$816,691

Period-end shares outstanding		12,975	13,084
Ratios
Return on Average Assets (Annualized)		0.83%	0.91%
Return on Average Equity (Annualized)		8.88	10.00
Efficiency Ratio (Year-to-date on a tax equivalent basis)		68.44	64.34
Capital to Asset Ratio		9.19	9.38
Dividends to Net Income (Year-to-date)		125.74	111.23
Loans to Assets		63.85	62.64
Net Loans to Deposits		86.69	83.67
Allowance for Loan Losses to Total Loans		1.09	1.14
Non-performing Loans to Total Loans		0.56	0.36
Unaudited